                         [MOORE CORPORATION LETTERHEAD]

DEAR WALLACE SHAREHOLDER:

     We are pleased to enclose for your consideration Moore Corporation Limited's proxy materials and GOLD proxy card relating to the annual meeting of Wallace Computer Services, Inc. scheduled for December 8, 1995.

     Despite the fact that 73.5% of Wallace's shares were tendered into Moore's $60 per share offer, Wallace's Board continues to call our all cash, fully-financed offer "inadequate". Furthermore, the Wallace Board still refuses to meet with us and keeps in place their "poison pill" that prevents us from purchasing the tendered shares.

     Moore is asking you once again for your support, this time to replace the three Wallace Board nominees up for reelection with the candidates nominated by Moore. Even if you have already tendered your shares, you must still vote the GOLD proxy card to support Moore's $60 offer.

     Moore has also introduced three proposals: one seeking to remove all current members of the Wallace Board; a second seeking to reduce the size of the Wallace Board to five seats; and, a third seeking to rescind certain bylaw amendments adopted by Wallace's Board without shareholder approval.

     We need your support to obtain the 80% "FOR" vote needed to enact our first two shareholder proposals. Your vote is very important, no matter how many shares you own. We urge you to voice your opinion by voting "FOR" Moore's nominees and "FOR" our three proposals. Otherwise, the Wallace Board can continue to hide behind its "poison pill" and ignore the message sent by the overwhelming majority of its shareholders.

     REMEMBER -- EVEN IF YOU HAVE ALREADY TENDERED YOUR SHARES, YOU MUST VOTE YOUR SHARES IN SUPPORT OF OUR NOMINEES AND PROPOSALS IN ORDER FOR MOORE TO PROCEED WITH ITS OFFER.

     Please take a moment to vote your GOLD proxy card today. If you have questions about voting your shares, please call MacKenzie Partners, Inc. toll-free at (800) 322-2885.

     It is time to turn our energies to charting the future of our combined companies -- for the benefit of customers, employees and shareholders.

     Thank you for your continued support of our effort to combine Wallace and Moore.

                                         Sincerely,

                                         /s/ RETO BRAUN

                                         RETO BRAUN
November 10, 1995                        Chairman & CEO

                      1995 ANNUAL MEETING OF STOCKHOLDERS
                                       OF

                        WALLACE COMPUTER SERVICES, INC.

                      ------------------------------------

                                PROXY STATEMENT
                                       OF

                           MOORE CORPORATION LIMITED
                                      AND

                                   FRDK, INC.

                      ------------------------------------

     This Proxy Statement and the accompanying GOLD Annual Meeting proxy card are furnished in connection with the solicitation of proxies by Moore Corporation Limited ("Moore") and its wholly owned subsidiary FRDK, Inc. ("FRDK") to be used at the 1995 Annual Meeting of Stockholders of Wallace Computer Services, Inc., a Delaware corporation ("Wallace"), to be held at 10:00 a.m. (local time) on Friday, December 8, 1995, at the Grand Ballroom of the Oak Brook Marriott, 1401 West 22nd Street, Oak Brook, Illinois, and at any adjournments or postponements thereof (the "Annual Meeting").

     On August 2, 1995, FRDK commenced a tender offer for all outstanding shares of Wallace common stock, par value $1.00 per share (the "Shares"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of March 14, 1990 (the "Rights Agreement") between Wallace and Harris Trust and Savings Bank, as rights agent, at a price of $56 in cash per Share (the "Initial Offer"). On October 12, 1995, FRDK increased the price of the Initial Offer to $60 in cash per Share (as amended, the "Offer").

     On November 6, 1995, Moore and FRDK extended the Offer until 12:00 Midnight, New York City time, on Monday, December 11, 1995.

     MOORE, FOLLOWING THE CONSUMMATION OF THE OFFER, INTENDS TO ACQUIRE BY SECOND-STEP MERGER ALL OF WALLACE'S OUTSTANDING SHARES NOT TENDERED AND PURCHASED PURSUANT TO THE OFFER FOR $60 PER SHARE IN CASH. SEE "BACKGROUND OF PROPOSED ACQUISITION AND SOLICITATION."

     The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is November 3, 1995 (the "Record Date"). AS OF THE RECORD DATE, A TOTAL OF 16,698,706 SHARES, REPRESENTING APPROXIMATELY 73.5% OF THE SHARES OUTSTANDING, HAD BEEN VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE OFFER.

     At the Annual Meeting, three directors of Wallace will be elected. Moore and FRDK are soliciting your proxy in support of the election of the three nominees named below (the "Moore Nominees") as the directors of Wallace.

     Moore and FRDK are also soliciting your proxy in favor of three stockholder resolutions (the "Stockholder Resolutions") FRDK plans to introduce at the Annual Meeting for the purpose of: (i) removing all of the members of the Board of Directors of Wallace (the "Wallace Board") other than the Moore Nominees, if then directors of Wallace; (ii) amending the Amended and Restated Bylaws of Wallace (the "Amended and Restated Wallace Bylaws") to fix the number of directors at five; and (iii) repealing each provision of the Amended and Restated Wallace Bylaws or amendment thereto adopted without approval of Wallace stockholders subsequent to February 15, 1995 and prior to the Annual Meeting.

     Stockholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each Share held on the Record Date. As of the Record Date, there were 22,714,598

Shares issued and outstanding. The principal business address of Wallace is 4600 West Roosevelt Road, Hillside, Illinois 60162, and the telephone number is (312) 626-2000.

     Moore is an Ontario corporation that is in the business of delivering information handling products and services that are both paper-based and electronic-based. FRDK is a New York corporation that was organized by Moore to acquire Wallace and that has not conducted any unrelated activities since its organization.

     As of the date of this Proxy Statement, Moore beneficially owns 200 Shares and FRDK owns 150 Shares, or less than 0.1% of the outstanding Shares on the Record Date in the aggregate. Other than as stated in the preceding sentence, none of Moore, FRDK, any of their respective directors or officers, or the Moore Nominees, or any of their respective associates, owns any securities of Wallace, beneficially or of record, has purchased or sold any of such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. The principal business address of both Moore and FRDK is 1 First Canadian Place, Suite 7200, Toronto, Ontario, M5X 1G5, Canada, and the telephone number for each is (416) 364-2600.

     Although Moore does not presently intend to alter the terms of the Offer, it is possible that, depending on the facts and circumstances existing at the time, the terms might be altered in one or more respects. It is not possible at this time to determine whether, if Moore and FRDK should withdraw, or materially amend the terms of the Offer prior to the Annual Meeting, Moore and FRDK would continue to seek to elect the Moore Nominees or to seek adoption of the Stockholder Resolutions. Moore and FRDK will, however, promptly disseminate information regarding such changes, if any, to Wallace stockholders.

                            ------------------------

     This Proxy Statement and the GOLD Annual Meeting proxy card are first being furnished to Wallace stockholders on or about November 10, 1995.

                                   IMPORTANT

     At the Annual Meeting, Moore and FRDK will seek (1) election of the Moore Nominees as directors of Wallace and (2) approval of the Stockholder Resolutions.

     MOORE URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED GOLD ANNUAL MEETING PROXY CARD TO VOTE FOR ELECTION OF THE MOORE NOMINEES AND FOR APPROVAL OF THE STOCKHOLDER RESOLUTIONS.

     A VOTE FOR THE MOORE NOMINEES AND THE STOCKHOLDER RESOLUTIONS WILL ENABLE YOU -- AS THE OWNERS OF WALLACE -- TO TELL THE WALLACE BOARD THAT YOU WILL SUPPORT THE SALE, MERGER OR SIMILAR TRANSACTION INVOLVING WALLACE AT A PRICE OF NOT LESS THAN $60 PER SHARE.

     MOORE URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY WALLACE. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO MOORE, C/O MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010, OR TO THE SECRETARY OF WALLACE, OR BY VOTING IN PERSON AT THE ANNUAL MEETING. SEE "PROXY PROCEDURES" BELOW.

                 THE MOORE NOMINEES SUPPORT THE SALE OF WALLACE

     Moore, through its wholly owned subsidiary, FRDK, has made a proposal to acquire all of Wallace's outstanding Shares for $60 per Share in cash pursuant to the Offer and a second-step merger (the "Proposed Merger"). The Moore Nominees are committed, subject to the fulfillment of the fiduciary duties they would have as directors of Wallace, to giving each Wallace stockholder the opportunity to receive not less than $60 per Share for all of their Shares and to take such steps as are necessary to permit the Offer and Proposed Merger to proceed. In order to permit the Offer to proceed, Moore needs the cooperation of the Wallace

Board to redeem the Rights or amend the Poison Pill (as hereinafter defined) to make it inapplicable to the Offer and the Proposed Merger (the "Rights Condition"), and to approve the Offer and the Proposed Merger for purposes of
Section 203 ("Section 203") of the Delaware General Corporation Law (the "Business Combination Condition") and Article Ninth ("Article Ninth") of the Restated Certificate of Incorporation (the "Restated Wallace Certificate of Incorporation") of Wallace (the "Article Ninth Condition"). For information about the Rights Condition, the Business Combination Condition and the Article Ninth Condition, see "TERMS AND CONDITIONS OF THE OFFER".

     If the Moore Nominees are elected and the Stockholder Resolutions are approved, the Moore Nominees will constitute a majority of the five member Wallace Board. Under the Restated Wallace Certificate of Incorporation and the Amended and Restated Wallace Bylaws, a majority of the entire Wallace Board constitutes a quorum, and action may be taken by the vote of a majority of the directors when a quorum is present. Accordingly, if elected, the Moore Nominees, subject to the fulfillment of the fiduciary duties they would have as directors of Wallace, would be able to take action to satisfy the Rights Condition, the Business Combination Condition and the Article Ninth Condition for the purpose of expediting prompt consummation of the Offer and the Proposed Merger.

     If the Moore Nominees are elected but the Stockholder Resolutions are not approved, the Moore Nominees will constitute a minority of the eight member Wallace Board and, accordingly, the Moore Nominees would not, without the support of other members of the Wallace Board, be able to take action to expedite prompt consummation of the Offer and Proposed Merger. Nonetheless, if elected, the Moore Nominees will, subject to the fulfillment of the fiduciary duties they would have as directors of Wallace, seek to convince other members of the Wallace Board to vote with them to give each Wallace stockholder the opportunity to receive not less than $60 per Share for all of their Shares and to take such steps as are necessary to permit the Offer and Proposed Merger to proceed.

     In the event that the Moore Nominees are elected but the Stockholder Resolutions are not approved, there can be no assurance that election of the Moore Nominees alone will result in a sale of Wallace, in light of the continuing opposition to the Offer by the current Wallace Board.

     The foregoing description of the impact of your vote is qualified in its entirety by any action that the Wallace Board may take between the date of this Proxy Statement and the date of the Annual Meeting. Moore and FRDK intend to supplement this Proxy Statement or otherwise publicly disseminate information regarding any such action by the Wallace Board.

                             ELECTION OF DIRECTORS

     According to publicly available information, Wallace currently has eight Directors, three of whose terms will expire at the Annual Meeting.

     If all of the Moore Nominees are elected and the Stockholder Resolutions are approved, the Moore Nominees would constitute three of the possible five members of the Wallace Board. If all of the Moore Nominees are elected and the Stockholder Resolutions are approved, then it is anticipated that, in accordance with the Restated Wallace Certificate of Incorporation, the Wallace Board would take appropriate action to reconstitute itself so that two of the Moore Nominees would hold office until the 1998 Annual Meeting of Stockholders and one of the Moore Nominees would hold office until the 1997 Annual Meeting of Stockholders, in each case until their successors have been elected and qualified or until their earlier death, resignation or removal. If all of the Moore Nominees are elected but the Stockholder Resolutions are not approved, each Moore Nominee would hold office until the 1998 Annual Meeting of Stockholders and until their successors have been elected and qualified or until their earlier death, resignation or removal. The Moore Nominees are listed below and have furnished the following information concerning their principal occupations or employment and certain other matters. Although Moore has no reason to believe that any of the Moore Nominees will be unable to serve as directors, if any one or more of the Moore Nominees is not available for election, the persons named on the GOLD Annual Meeting proxy card will vote for the election of such other nominees as may be proposed by Moore and FRDK. Should Wallace purport to increase the number of directors to be elected at the Annual Meeting, it is the current intention of Moore and FRDK to propose additional nominees for such directorships.

MOORE NOMINEES FOR DIRECTORS

                                                       PRINCIPAL OCCUPATION AND BUSINESS
             NAME, AGE AND PRINCIPAL                   EXPERIENCE DURING LAST FIVE YEARS;
                BUSINESS ADDRESS                             CURRENT DIRECTORSHIPS
-------------------------------------------------  ------------------------------------------
Curtis A. Hessler (51)...........................  Mr. Hessler has been Executive Vice
  The Times Mirror Company                         President of The Times Mirror Company, a
  Times Mirror Square                              publisher of books, magazines and
  Los Angeles, California 90035                    newspapers since February 1991. Mr.
                                                   Hessler has announced that he will soon be
                                                   leaving this position to pursue other
                                                   interests and is currently on a leave of
                                                   absence from The Times Mirror Company. Mr.
                                                   Hessler was an executive of UNISYS
                                                   Corporation from June 1984 to February
                                                   1991, serving as Vice Chairman at the time
                                                   of his departure.

Albert W. Isenman, III (47)......................  Professor Isenman has been Professor of
  Kellogg Graduate School of Management            Management at the Kellogg Graduate School
  Northwestern University                          of Management at Northwestern University
  2001 Sheridan Road                               since 1988.
  Evanston, Illinois 60208

Robert P. Rittereiser (57).......................  Mr. Rittereiser is Chairman of Yorkville
  450 Lexington Avenue                             Associates Corp., a private investment and
  New York, New York 10017                         financial advisory concern formed in April
                                                   1989. He served as Chairman since November
                                                   1992, a Director since 1990 and President
                                                   and Chief Executive Officer from March
                                                   1993 until February 1995 of Nationar,
                                                   Inc., a banking services corporation. On
                                                   February 6, 1995, the Acting
                                                   Superintendent of Banks, State of New
                                                   York, filed a Petition in the New York
                                                   Supreme Court to take over the business of
                                                   Nationar. Prior to April 1989, he was
                                                   President and Chief Executive Officer of
                                                   E.F. Hutton Group until its merger with
                                                   Shearson Lehman Brothers. Until June 1985,
                                                   he was Executive Vice President and Chief
                                                   Administrative Officer of Merrill Lynch &
                                                   Co. Mr. Rittereiser is a Director of
                                                   Ferrofluidics Corporation, Interchange
                                                   Financial Services, Corp., CUC
                                                   International Inc. and the Main Stay
                                                   Family of Funds. He is a Trustee of the
                                                   DBL Liquidating Trust.

     Based upon currently available public information, the election of the Moore Nominees as directors of Wallace requires a plurality of the votes cast by the holders of the Shares represented in person or by proxy at the Annual Meeting and entitled to vote in the election of directors, assuming a quorum is present at the Annual Meeting. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected to serve as directors until the 1998 Annual Meeting. Non-voted shares with respect to the election of directors will not affect the outcome of the election of directors.

     As indicated under "BACKGROUND OF PROPOSED ACQUISITION AND SOLICITATION", the incumbent Wallace Directors have unanimously rejected Moore's $60 per Share all cash proposal, but have not presented Wallace stockholders with any alternative other than Wallace remaining independent.

     MOORE BELIEVES THAT IT IS IN THE BEST INTEREST OF WALLACE STOCKHOLDERS TO ELECT THE MOORE NOMINEES AT THE ANNUAL MEETING BECAUSE THE CURRENT WALLACE BOARD HAS REJECTED THE OFFER, MOORE'S $60 ALL CASH OFFER REPRESENTS A 98% PREMIUM OVER THE SHARE PRICE ON FEBRUARY 24, 1995, WHEN MOORE FIRST WROTE WALLACE REGARDING A BUSINESS COMBINATION, AND A 52% PREMIUM OVER WALLACE'S 30-DAY AVERAGE CLOSING PRICE PRECEDING THE LAUNCH OF THE OFFER, AND THE SUPPORT OF THE WALLACE BOARD IS NECESSARY TO PERMIT THE OFFER AND THE PROPOSED MERGER TO PROCEED. THE MOORE NOMINEES ARE COMMITTED, SUBJECT TO THE FULFILLMENT OF THE FIDUCIARY DUTIES THEY WOULD HAVE AS DIRECTORS OF WALLACE, TO GIVING EACH WALLACE STOCKHOLDER THE OPPORTUNITY TO RECEIVE NOT LESS THAN $60 PER SHARE FOR ALL OF THEIR SHARES AND TO TAKE SUCH STEPS AS ARE NECESSARY TO PERMIT THE OFFER AND THE PROPOSED MERGER TO PROCEED.

     It is anticipated that each of the Moore Nominees, upon his election as a director of Wallace, will receive director's fees consistent with Wallace's past practice. Moore has paid each of the Moore Nominees $50,000 in consideration of his time and effort involved in serving as a Moore Nominee. In addition, Moore has agreed to indemnify each of the Moore Nominees against any and all losses, claims, damages, judgments, liabilities and expenses of any kind which may be incurred arising out of or relating to his service as a Moore Nominee.

     None of the Moore Nominees is an officer, director or employee of Moore or FRDK or has any arrangements or understandings with Moore or FRDK with respect to the Offer or the Proposed Merger, other than the Moore Nominees' stated intention to (a) redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger), approve the Offer and the Proposed Merger under Section 203, which would satisfy the Rights Condition and the Business Combination Condition, take any action that is desirable or necessary for the satisfaction of the Article Ninth Condition, if any, and take such other actions and seek or grant such other consents or approvals as may be desirable or necessary to expedite prompt consummation of the Offer and the Proposed Merger or (b) if any other transaction offering more value to Wallace's stockholders is proposed, take actions to facilitate such a transaction, in each case subject to fulfillment of the fiduciary duties that they would have as directors of Wallace. The determination whether another proposed transaction would offer more value to Wallace stockholders than the Offer and the Proposed Merger would be made by the Wallace Board, which would include the Moore Nominees, if elected. To the knowledge of Moore and FRDK, the Moore Nominees have not made a determination (i) whether to take affirmative steps to solicit third party interest with respect to a sale of Wallace or merely to evaluate unsolicited third party bids, if any, or (ii) what steps they would take or what factors they would consider in determining whether another proposed transaction, which could consist of consideration other than all cash, would offer more value to Wallace stockholders than the Offer and the Proposed Merger. To the knowledge of Moore and FRDK, the Moore Nominees also have not made a determination whether they would seek to retain independent legal counsel or financial advisors, or make available confidential information regarding Wallace to Moore or other interested parties, if any, subject to appropriate standstill provisions, which determination would be made by the Moore Nominees based on facts and circumstances as they exist at the appropriate time and in a manner consistent with the fiduciary duties they would have as directors of Wallace. Accordingly, the Moore Nominees' commitment to give each Wallace stockholder the opportunity to receive not less than $60 per Share for all of their Shares could result in Wallace stockholders receiving consideration other than cash, although Moore and FRDK do not currently intend to change their bid for Wallace to include any consideration other than cash. Notwithstanding the fact that the Moore Nominees have been nominated by Moore and FRDK with the commitment to take such steps as are necessary to permit the Offer and the Proposed Merger to proceed, in the event that another transaction were proposed, such commitment by the Moore Nominees with respect to the Offer and the

Proposed Merger would be subject to the fiduciary duties they would have as directors of Wallace that would require that they act in the best interests of all Wallace stockholders.

     None of the Moore Nominees (i) has any arrangements or understandings with any person or persons with respect to any future employment by Wallace or its affiliates, or with respect to any future transactions to which Wallace or any of its affiliates may be a party; (ii) has carried on any occupation or employment with Wallace or any corporation or organization which is or was a parent, subsidiary or other affiliate of Wallace; (iii) has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered to or on behalf of Wallace; (iv) since August 1, 1994, has engaged in or has a direct or indirect material interest in any transaction or series of similar transactions to which Wallace or any of its subsidiaries was or is to be a party in which the dollar amount involved exceeded, or is expected to exceed, $60,000 in the aggregate; (v) since August 1, 1994, has been indebted to Wallace or any of its subsidiaries in an amount in excess of $60,000; or (vi) is a party adverse to Wallace or any of its subsidiaries in any material proceedings or has a material interest adverse to the interest of Wallace or any of its subsidiaries in any such proceedings. No family relationships exist among the Moore Nominees or between any of the Moore Nominees and any director or executive officer of Wallace.

     The accompanying GOLD Annual Meeting proxy card will be voted at the Annual Meeting in accordance with your instructions on such card. You may vote FOR the election of the Moore Nominees as directors of Wallace or withhold authority to vote for the election of the Moore Nominees by marking the proper box on the GOLD Annual Meeting proxy card. You may also withhold your vote from any of the Moore Nominees by writing the name of such nominee in the space provided on the GOLD Annual Meeting proxy card. IF NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE SHARES REPRESENTED BY THE GOLD ANNUAL MEETING PROXY CARD FOR THE ELECTION OF ALL OF THE MOORE NOMINEES PROVIDED THAT YOU HAVE SIGNED THE PROXY CARD.

     IF YOU BELIEVE THAT YOU SHOULD HAVE THE OPPORTUNITY TO RECEIVE NOT LESS THAN $60 PER SHARE FOR ALL OF YOUR SHARES, MOORE URGES YOU TO VOTE YOUR GOLD ANNUAL MEETING PROXY CARD FOR EACH OF THE MOORE NOMINEES. THE MOORE NOMINEES ARE COMMITTED, SUBJECT TO THE FULFILLMENT OF THE FIDUCIARY DUTIES THEY WOULD HAVE AS WALLACE DIRECTORS, TO GIVING EACH WALLACE STOCKHOLDER THE OPPORTUNITY TO RECEIVE NOT LESS THAN $60 PER SHARE FOR ALL OF THEIR SHARES AND TO TAKE SUCH STEPS AS ARE NECESSARY TO PERMIT THE OFFER AND THE PROPOSED MERGER TO PROCEED.

     MOORE STRONGLY RECOMMENDS A VOTE FOR THE ELECTION OF THE MOORE NOMINEES.

                          THE STOCKHOLDER RESOLUTIONS

     FRDK intends to present the following Stockholder Resolutions for adoption by Wallace stockholders at the Annual Meeting:

     "RESOLVED: That all of the directors of Wallace Computer Services, Inc.
                ("Wallace") other than Curtis A. Hessler, Albert W. Isenman, III and Robert P. Rittereiser, if then directors of Wallace, be removed without cause, effective at the time this resolution is approved."

     "RESOLVED: That the Amended and Restated Bylaws (the "Bylaws") of Wallace,
                be and they hereby are amended, effective at the time this resolution is approved, by amending the first sentence of
                Section 3.2(a) of the Bylaws in its entirety to read as follows:

                         Section 3.2. Number, Election, Tenure and
                         Qualifications; Stockholder Nominations; Vacancies; Removal; Resignation.

                         (a) Number, Election, Tenure and Qualifications. Subject to any special rights of the holders of preferred stock to elect additional directors, the Board of Directors shall consist of five members."

     "RESOLVED: That each provision of the Bylaws or amendment thereto adopted by the Board of Directors of Wallace without the approval of stockholders subsequent to February 15, 1995 and prior to the approval of this resolution be, and it hereby is, repealed, effective at the time this resolution is approved."

     THE PURPOSE OF THE STOCKHOLDER RESOLUTIONS IS TO GIVE WALLACE STOCKHOLDERS THE OPPORTUNITY TO TELL THE WALLACE BOARD THAT THEY WILL SUPPORT THE SALE, MERGER OR SIMILAR TRANSACTION INVOLVING WALLACE AT A PRICE OF NOT LESS THAN $60 PER SHARE.

     The effect of the first two Stockholder Resolutions is to provide the Moore Nominees with the ability to take action to satisfy the Rights Condition, the Business Combination Condition and the Article Ninth Condition for the purpose of expediting prompt consummation of the Offer and the Proposed Merger. The effect of the third Stockholder Resolution is to repeal the Stockholder Notice Requirement (as hereinafter defined) so as to allow stockholders to introduce business at annual meetings of Wallace without the requirement of providing notice to Wallace at least 60 days prior to such meeting. Moore and FRDK believe that Wallace stockholders should have the right to introduce business at annual meetings of Wallace without giving such advance notice. If the third Stockholder Resolution is approved, it would have the effect of repealing all bylaw amendments adopted by the Wallace Board subsequent to February 15, 1995 and prior to the approval of such resolution (the "Bylaw Repeal Period"), without considering the beneficial nature, if any, of any such amendments to Wallace stockholders. Moore and FRDK further believe that the third Stockholder Resolution could have the effect of deterring the Wallace Board from further amending the Amended and Restated Wallace Bylaws without stockholder approval prior to the Annual Meeting in a manner that would impede the Offer or Proposed Merger. See "BACKGROUND OF PROPOSED ACQUISITION AND SOLICITATION -- BACKGROUND OF THE OFFER". Although Delaware law specifically empowers stockholders to adopt, amend or repeal the bylaws of a corporation, there is apparently no case law precedent specifically addressing the enforceability of stockholder proposals, such as the third Stockholder Resolution, that would repeal possibly unknown or undisclosed bylaw amendments, if any. In the event that the enforceability of the third Stockholder Resolution were challenged and the third Stockholder Resolution were declared unenforceable, the effect of such determination could result in the reinstatement of any such unknown or undisclosed bylaw amendments that may be adopted by the Wallace Board during the Bylaw Repeal Period. In the event that the Wallace Board amends the Amended and Restated Wallace Bylaws after the date of this Proxy Statement, Moore and FRDK may be required to distribute additional materials to stockholders in order to describe the bylaw amendment that would be repealed by the third Stockholder Resolution. In such event, Moore and FRDK will promptly disseminate additional information to Wallace stockholders.

     Based on currently available public information, (i) adoption of the first two Stockholder Resolutions requires the affirmative vote of 80% of all outstanding Shares, and (ii) adoption of the third Stockholder Resolution requires the affirmative vote of a majority of the Shares represented in person or by proxy and entitled to vote, assuming the presence of a quorum at the Annual Meeting. With respect to abstentions and broker non-votes, the Shares will be considered present at the Annual Meeting, but since they are not affirmative votes for the Stockholder Resolutions, they will have the same effect as votes against the Stockholder Resolutions.

     The accompanying GOLD Annual Meeting proxy card will be voted in accordance with your instructions on such card at the Annual Meeting. You may vote FOR the Stockholder Resolutions or vote against, or abstain from voting on, the Stockholder Resolutions by marking the proper box on the GOLD proxy card for the Annual Meeting. If no marking is made, you will be deemed to have given a direction to vote the Shares represented by the GOLD proxy card FOR the Stockholder Resolutions provided that you have signed the proxy card.

       MOORE STRONGLY RECOMMENDS A VOTE FOR THE STOCKHOLDER RESOLUTIONS.

                         OTHER MATTERS TO BE CONSIDERED
                             AT THE ANNUAL MEETING

     Except as set forth above, Moore and FRDK are not aware of any proposals to be brought before the Annual Meeting other than a proposal by the Wallace Board to ratify the appointment of Arthur Andersen LLP as Wallace's independent public accountants for fiscal year 1996. MOORE AND FRDK MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS. The accompanying GOLD Annual Meeting proxy card will be voted in accordance with your instructions on such card at the Annual Meeting. You may vote for ratification of Arthur Andersen LLP as independent public accountants or vote against, or abstain from voting, by marking the proper box on the GOLD proxy card for the Annual Meeting. If no marking is made, you will be deemed to have given a direction to ABSTAIN on voting on the ratification of Arthur Andersen LLP as independent public accountants provided that you have signed the proxy card. According to the Wallace Proxy Statement, the ratification of the appointment of Arthur Andersen LLP as independent public accountants requires the affirmative vote of stockholders holding a majority of the Shares entitled to vote, and abstentions and broker non-votes will have the effect of negative votes.

     Should any other proposals be brought before the Annual Meeting, the persons named on the GOLD Annual Meeting proxy card will vote on such proposals in their discretion.

                                PROXY PROCEDURES

     Stockholders are urged to mark, sign and date the enclosed GOLD Annual Meeting proxy card and return it to Moore, c/o MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010 in the enclosed envelope in time to be voted at the Annual Meeting. Execution of the GOLD Annual Meeting proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked at any time prior to the Annual Meeting by delivering a written notice of revocation or a later dated proxy at the particular meeting. Only your latest dated proxy for the Annual Meeting will count.

     Only holders of record as of the close of business on the Record Date will be entitled to vote. If you were a stockholder of record on the Record Date, you may vote your Shares at the Annual Meeting even if you have sold your Shares before or after the Record Date, subject to the rights, if any, of your transferees under applicable law. Accordingly, please vote the Shares held by you on the Record Date, or grant a proxy to vote such Shares, on the GOLD Annual Meeting proxy card, even if you have sold your Shares before or after the Record Date.

     If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the GOLD Annual Meeting proxy card.

              BACKGROUND OF PROPOSED ACQUISITION AND SOLICITATION

BACKGROUND OF THE OFFER

     As set forth in Section 11 of the Offer to Purchase dated August 2, 1995 (the "Offer to Purchase") relating to the Offer, within the past year, management of Moore determined that an acquisition or other business combination with a company in the business forms industry would be in the best interests of Moore and its stockholders. In February of 1995, Lazard Freres & Co. LLC ("Lazard Freres") was requested by Moore to identify individuals affiliated with Wallace who might be contacted to explore a business combination proposal.

     On February 15, 1995, a representative of Lazard Freres contacted Mr. Neele Stearns, a Director of Wallace, to discuss the possibility of Mr. Stearns' arranging a meeting between Mr. Reto Braun, Chief Executive Officer of Moore, and Robert J. Cronin, Chief Executive Officer of Wallace, for the purpose of discussing the feasibility of a business combination involving Wallace and Moore. The Lazard Freres representative and Mr. Stearns met on March 2, 1995 to discuss, among other matters, such a combination and had a few follow-up conversations on the same subject over the next several weeks.

     At the suggestion of Mr. Stearns, on February 24, 1995, Mr. Braun, Chief Executive Officer, wrote to Mr. Cronin to request a meeting to discuss the merits of a business combination involving Wallace and Moore. Mr. Cronin subsequently contacted Mr. Braun to advise Mr. Braun that Mr. Cronin had reviewed with the Wallace Board the proposal to discuss a business combination and that the Wallace Board was not interested in pursuing any such discussions at that time. Nevertheless, Mr. Cronin indicated that he would be interested in meeting Mr. Braun over lunch. Following that conversation, the Lazard Freres representative received confirmation from Mr. Stearns that Wallace was not interested in proceeding with discussions on a business combination.

     On April 18, 1995, Messrs. Braun and Cronin spoke together briefly at an industry trade conference during which conversation the subject of a business combination involving Wallace and Moore was not discussed; however, Messrs. Braun and Cronin reconfirmed their mutual desire to have lunch to discuss opportunities for business cooperation.

     From April 20, 1995 to June 26, 1995, Mr. Braun attempted on numerous occasions to arrange a lunch with Mr. Cronin, only to have the lunch postponed repeatedly. Finally, on June 26, 1995, Mr. Cronin called Mr. Braun offering to meet him on certain dates in August 1995. Mr. Braun accepted an opportunity to meet with Mr. Cronin on August 8, 1995, the earliest date offered to him by Mr. Cronin.

     On July 18, 1995, Wallace filed with the Securities and Exchange Commission a Current Report on Form 8-K containing (i) the Amended and Restated Wallace Bylaws purportedly effective as of June 14, 1995, and (ii) an Employment Agreement made and entered into effective as of January 1, 1995 between Wallace and Mr. Cronin (the "Cronin Employment Agreement").

     Based upon publicly available information, the Amended and Restated Wallace Bylaws added a provision (the "Stockholder Notice Requirement") purporting to require that stockholders of Wallace desiring to introduce business at any annual meeting of Wallace deliver notice to the Secretary of Wallace not later than sixty, and not earlier than ninety, days in advance of such meeting. The Amended and Restated Wallace Bylaws further stated that the chairman of the annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of the Amended and Restated Wallace Bylaws, and that if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

     The Cronin Employment Agreement provides for a term of employment which runs from January 1, 1995 to December 31, 1999 and provides for certain termination payments upon the occurrence of certain specified events. See "BACKGROUND OF PROPOSED ACQUISITION AND SOLICITATION -- CHANGE IN CONTROL."

     On July 26, 1995, FRDK purchased 150 Shares at a price per Share of $42 5/8, and Moore purchased 200 Shares at a price per Share of $42 5/8.

     On July 30, 1995, Mr. Braun called Mr. Cronin to inform him of the Offer, but Mr. Cronin was not available.

     Mr. Braun then attempted to reach Mr. Theodore Dimitriou, Chairman of the Wallace Board. Mr. Braun was unable to reach Mr. Dimitriou.

     On July 30, 1995, Moore announced its intention to commence the Offer by issuing the following press release:

            MOORE CORPORATION ANNOUNCES INTENTION TO ACQUIRE WALLACE
                  COMPUTER SERVICES FOR $56.00 CASH PER SHARE

          Toronto, Canada, July 30, 1995 -- Moore Corporation Limited (TSE, NYSE, ME: MCL) announced today its intention to commence a tender offer for all of the outstanding common stock of

     Wallace Computer Services (NYSE: WCS) for $56.00 per share in cash. With 23 million Wallace shares outstanding, the total transaction is valued at approximately $1.3 billion.

          Moore communicated its intention to launch its offer in a letter sent today to Wallace's Chairman, Theodore Dimitriou and its CEO Robert Cronin:

        Dear Mr. Dimitriou and Mr. Cronin:

        As you know from our prior communications, the Board of Directors and management of Moore Corporation believe the combination of our two companies makes eminent business sense. Unfortunately, your Board specifically rejected our proposal to discuss a strategic business combination. We therefore felt we had no choice but to proceed with an offer directly to your stockholders. We continue to believe it is in the best interests of both companies to move expeditiously toward a mutually-agreed combination of our companies.

        This week we will commence an offer to purchase all of the outstanding common stock of Wallace at $56.00 per share in cash, a total of approximately $1.3 billion. This offer represents an 84% premium over your share price on February 24, 1995 when we first contacted you regarding a business combination, and 42% over your most recent 30-day average closing price. In the interim, we have noted your favorable results and our price reflects both your recent and anticipated performance. We are confident that your stockholders will find our offer compelling.

        As you know, Moore is the acknowledged global leader in our industry. As a 113 year old corporation, Moore operates in 59 countries with over 100 manufacturing facilities. Over the past two years, we have been redirecting our energies and resources to meet the rapidly changing information handling technologies and demands of our customers and increase our rate of growth. We have made excellent progress. And we have noted with interest your similar efforts and progress.

        We believe the combination of Moore's strengths with Wallace's would accelerate our mutual efforts, creating a new entity capable of providing the full spectrum of integrated products and service offerings that today's customers demand on a global basis.

        Together, we would redefine the industry. The new entity would be far more than the sum of its parts. In the United States, our respective operations are complementary in three targeted growth areas: total forms and print management; labels; and personalized direct mail. Our combined capabilities in these core areas would give the new entity a significant competitive opportunity, enabling us to fully serve the needs of any organization. Together, we would simultaneously expand our sales to our respective existing customers and appeal to new ones. Overseas, we would be able to leverage exponentially the combined products, services and technological advantages with Moore's existing customer base.

             The combination of our two entities would benefit from
        Moore's:

           - World-wide market leader position with global Fortune 1000 customers.

           - Unique electronic solutions capabilities, through the JetForm equity alliance.

           - Proprietary research and technologies in variable digital network color printing, global print management distribution network, linerless labels, direct personalized marketing, statement processing and distribution.

           - Partnership and strategic alliances with world-wide market and technology leaders -- Datamax, Indigo, EDS and Toppan Moore.

           - Financial strength, continued investment in capital and technology, and scope of resources.

        In sum, the new entity would be ideally positioned to compete successfully in the global marketplace of the future.

        As a result of the provision in your bylaws which requires advance notice of Board nominees, later today we will be delivering a notice identifying three nominees for the upcoming annual meeting of stockholders. Our nominees will be dedicated to implementing our proposed transaction, consistent with their fiduciary duties. Our attorneys also advise me we will be filing certain litigation relating to your defensive provisions.

        We have the highest regard for you and your management team, which we believe would find a professionally exciting and rewarding environment at the combined entity, and we hope and expect that your team would remain in place. The complementary nature of our operations would make integration straightforward and would create exciting new opportunities for employees of the combined entity. And, of course, our commitment to the U.S. would remain strong.

        We stand ready to meet with you and Wallace Board and management at any time to discuss any aspect of our proposed combination so that you will share our confidence and enthusiasm for this transaction -- a transaction that serves the best interests of both of our companies and our stockholders, employees, customers and communities.

                                          Sincerely,

                                          Reto Braun

          cc: Wallace Board of Directors

     Moore announced it will be commencing litigation against Wallace and its Board of Directors in the United States District Court for the District of Delaware. The litigation will seek, among other things, an order compelling the Board of Directors to redeem Wallace's "poison pill" or to make it inapplicable to Moore's offer and the merger it expects to consummate upon successful conclusion of its offer and not otherwise to impede the offer, the proposed merger or the proxy solicitation Moore intends to pursue.

     Moore is being advised in the transaction by Lazard Freres & Co. LLC and RBC Dominion Securities.

     Moore Corporation Limited (TSE: ME, NYSE: MCL) is a global leader in delivering information handling products and services that create efficiency and enhance competitiveness for customers. Founded in Toronto in 1882, Moore has approximately 20,000 employees and over 100 manufacturing facilities serving customers in 59 countries. Sales in 1994 were US$2.4 billion.

     On July 30, 1995, a representative of Lazard Freres telephoned Mr. Stearns and informed him of the Offer.

     On July 31, 1995, the letter described in the foregoing press release was delivered to Mr. Cronin and Mr. Dimitriou, with copies to the other members of the Wallace Board.

     On July 31, 1995, FRDK delivered a letter to Wallace pursuant to Section
3.3 of the Amended and Restated Wallace Bylaws, notifying Wallace that it intended to nominate the Moore Nominees for election to the Wallace Board at the Annual Meeting. The letter set forth the intention of the Moore Nominees to (a) redeem the Rights issued under the Poison Pill (as hereinafter defined) or to make the Rights inapplicable to the Offer and the Proposed Merger, approve the Offer and the Proposed Merger under Section 203, take any action desirable or necessary for satisfaction of the requirements under Article Ninth, and take such other actions and seek or grant such other consents or approvals as may be desirable or necessary to expedite prompt consummation of the Offer and the Proposed Merger or (b) if any other transaction offering more value to Wallace's stockholders were to be proposed, take actions to facilitate such a transaction, in each case subject to fulfillment of the fiduciary duties that they would have as directors of Wallace. FRDK further advised Wallace of its intent to notify Wallace, in accordance with the Amended and Restated Wallace Bylaws, of its intent to introduce the Stockholder Resolutions at the Annual Meeting.

     On July 31, 1995, Moore and FRDK commenced litigation against Wallace and the Wallace Board in the United States District Court for the District of Delaware (the "Delaware Court") seeking, among other things, an order compelling the Wallace Board to redeem the Rights or to amend the Poison Pill to make the Rights inapplicable to the Offer and the Proposed Merger, to approve the Proposed Merger pursuant to Article Ninth and to approve the Offer and Proposed Merger for purposes of Section 203 (the "Moore Action").

     On July 31, 1995, Mr. Cronin sent the following letter to Mr. Braun:

        Dear Mr. Braun:

        We have received your letter dated July 30, 1995 in which you have proposed an acquisition of Wallace Computer Services, Inc. at $56 per share in cash. With the assistance of financial and legal advisors, the Board of Directors of Wallace will consider the proposal in due course. Goldman, Sachs & Co. has been retained in this regard. After the Board has determined its position with respect to the proposal, we will so inform you. If appropriate at that time, we will also respond to various assertions in your letter and public statements.

        Sincerely,

        Robert J. Cronin
        President and
        Chief Executive Officer

     On August 2, 1995, Moore commenced the Offer and filed a Premerger Notification and Report Form with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

     On August 3, 1995, Mr. Cronin canceled the luncheon meeting with Mr. Braun that had been previously scheduled to be held on August 8, 1995.

     On August 3, 1995, Moore obtained the commitment of The Bank of Nova Scotia for a $1.1 billion financing facility to finance the Offer and the Proposed Merger.

     On August 10, 1995, Moore and FRDK waived the financing condition to the Offer and Moore and FRDK entered into definitive financing agreements with The Bank of Nova Scotia, as agent for the lenders for a $1.1 billion loan facility to finance the Offer and the Proposed Merger.

     On August 15, 1995, Wallace issued a press release, filed a complaint against Moore and FRDK in the United States District Court for the Southern District of New York (the "Wallace Action"), and filed a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") with the Securities and Exchange Commission, stating the recommendation by the Wallace Board that stockholders reject the Offer and the belief by the Wallace Board that the interests of the stockholders will be best served by Wallace's continued pursuit of its strategic plans, and the Board's intention not to seek to sell Wallace to Moore and FRDK or any other buyer, but rather to continue the business of Wallace as an independent entity.

     As stated in the Schedule 14D-9, the Wallace Action asserted that (i) the transactions contemplated by the Offer to Purchase may substantially lessen competition in a relevant market and therefore violate Section 7 of the Clayton Act, 15 U.S.C. Section 18; and (ii) Moore and FRDK have made false and misleading statements of fact in connection with the Offer. The Wallace Action sought declaratory relief and injunctive relief preliminarily and permanently enjoining Moore and FRDK (i) from acquiring any voting securities of Wallace, and (ii) from soliciting, acquiring, or attempting to acquire in any manner, any Shares until 60 days after they have fully complied with the Securities Exchange Act of 1934, as amended.

     On August 17, 1995, the waiting period under the HSR Act expired without further inquiry by the U.S. Department of Justice, satisfying the pre-clearance requirements under the U.S. antitrust laws for Moore's purchase of the Shares pursuant to the Offer and the Proposed Merger.

     On August 21, 1995, a representative from Lazard Freres, on behalf of Moore and FRDK, contacted a representative from Goldman, Sachs & Co. ("Goldman Sachs"), Wallace's financial advisor in connection with the Offer, to suggest that Lazard Freres and Goldman Sachs, Wallace, Moore and FRDK or any combination thereof schedule a meeting to discuss the Offer. On August 26, 1995, the Goldman Sachs representative advised the Lazard Freres representative that the Wallace Board had rejected Moore's and FRDK's suggestion to meet in order to discuss the Offer.

     On August 28, 1995, Moore and FRDK issued a press release extending the Offer until Tuesday, September 19, 1995 and stating that it remained committed to its proposed acquisition of Wallace.

     On August 28, 1995, FRDK, as a stockholder of Wallace, delivered a letter (the "Stockholder Proposal Letter") to Wallace notifying Wallace of its intent to bring before the Annual Meeting business for the purpose of: (i) removing all of the Members of the Board of Directors of the Company other than Messrs. Hessler, Isenman and Rittereiser if then directors of Wallace, (ii) amending the Amended and Restated Wallace Bylaws to fix the numbers of directors of Wallace at five; and (iii) repealing each provision of the Amended and Restated Wallace Bylaws or amendment thereto adopted without stockholder approval subsequent to February 15, 1995 and prior to the Annual Meeting.

     On September 1, 1995, Moore and FRDK's financing arrangements with The Bank of Nova Scotia were amended to add additional lenders and co-agents.

     On September 6, 1995, the Wallace Board approved and adopted amendments to certain of its employee benefit plans, including its employee profit sharing plan and its long-term performance plan. The Wallace Board also approved and adopted an amendment to its employee severance pay plan to provide that the amount of severance payable to certain participants shall not be less than one year's compensation upon the occurrence of certain events following a change in control of Wallace, irrespective of their seniority with Wallace. The Compensation Committee of the Wallace Board designated 37 participants for this purpose. See "BACKGROUND OF PROPOSED ACQUISITION AND SOLICITATION -- CHANGE OF CONTROL."

     On September 18, 1995, Moore and FRDK extended the Offer until Wednesday, November 8, 1995.

     On September 19, 1995, the Delaware Court issued an Opinion and an Order denying Wallace's motion to dismiss the Moore Action.

     On September 25, 1995, Wallace and its directors filed an Answer and Counterclaim in the Delaware Court in connection with the Moore Action. The Counterclaim brought against Moore, FRDK and Mr. Reto Braun contains similar allegations and requests for relief to that contained in the Wallace Action as modified by the First Amended Complaint referred to in the immediately following paragraph.

     Also on September 25, 1995, Wallace filed a First Amended Complaint to the Wallace Action in the United States District Court for the Southern District of New York. Among other things, the First Amended Complaint added Mr. Braun as a defendant and asserted that Moore, FRDK and Mr. Braun allegedly made false and misleading statements of fact in connection with their preliminary proxy statement.

     On September 27, 1995, the United States District Court for the Southern District of New York issued a Memorandum Opinion and Order granting Moore's motion to dismiss the Wallace Action.

     On October 5, 1995, FRDK, as a stockholder of Wallace, delivered a second letter (the "Second Stockholder Proposal Letter") to Wallace notifying Wallace of its intent to bring business before the Annual Meeting. By virtue of an amendment to the Amended and Restated Wallace Bylaws adopted on June 14, 1995 purporting to require that stockholders of Wallace desiring to introduce business at any annual meeting of Wallace deliver notice to the Secretary of Wallace not later than sixty, and not earlier than ninety, days in advance of such meeting, and an announcement by Wallace that the 1995 Annual Meeting will be held on

December 8, 1995, FRDK delivered the Second Stockholder Proposal Letter in order to preserve its right to introduce business at the Annual Meeting. The proposals included in the Second Stockholder Proposal Letter are identical to those included in the initial Stockholder Proposal Letter.

     On October 12, 1995, Moore and FRDK amended the Offer to increase the cash price for all outstanding Shares to $60 net per Share.

     On October 19, 1995, the Delaware Court (i) granted leave for Moore and FRDK to amend and supplement their complaint in the Moore Action in connection with the revised Offer; and (ii) deemed the amended and supplemental complaint (the "Amended and Supplemental Complaint") filed as of October 19, 1995. Pursuant to the Amended and Supplemental Complaint, Moore and FRDK sought injunctive and/or declaratory relief to prevent (a) the application of Wallace's anti-takeover devices and other defensive measures to the revised tender offer, proposed merger and proxy solicitation, in violation of fiduciary duties owed to Wallace's stockholders; and (b) Wallace from otherwise impeding Moore's revised tender offer, proposed merger and proxy solicitation, which comply with all applicable laws and other obligations.

     As of November 3, 1995, a total of 16,698,706 shares, representing approximately 73.5% of the Shares outstanding, had been validly tendered and not withdrawn pursuant to the Offer.

     On November 6, Moore and FRDK extended the Offer until 12:00 Midnight, New York City time, on Monday, December 11, 1995.

     On November 9, 1995, the Delaware Court concluded a three day hearing on the preliminary injunction motions of Moore and FRDK and Wallace pending in the Moore Action.

     Moore intends to continue to seek to negotiate with Wallace with respect to its acquisition proposal. If such negotiations result in a definitive merger or other agreement between Moore and Wallace, such negotiations could result in, among other things, termination of this proxy solicitation.

     Although Moore does not presently intend to alter the terms of the Offer, it is possible that, depending on the facts and circumstances existing at the time, the terms might be altered in one or more respects. It is not possible at this time to determine whether, if Moore and FRDK should withdraw, or materially amend, the terms of the Offer prior to the Annual Meeting, Moore would continue to seek to elect the Moore Nominees or to seek adoption of the Stockholder Resolutions. Moore, however, will disseminate information regarding such changes, if any, to Wallace stockholders.

     Moore and FRDK urge you to obtain a copy of the Offer to Purchase, the Letter of Transmittal and the other Offer documents from the Agent (as hereinafter defined) at the address and telephone number set forth on the back cover of this Proxy Statement.

CHANGE IN CONTROL

     According to Amendment No. 2 to the Schedule 14D-9, by unanimous written consent dated August 28, 1995, the Wallace Board resolved to delay the Distribution Date under the Rights Agreement until the earlier to occur of (i) the close of business on the Flip-In Trigger Date (as defined in the Rights Agreement) or (ii) such other time as a majority of the Wallace Board or any duly authorized committee thereof shall designate.

     According to Amendment No. 3 to Schedule 14D-9, the Wallace Board approved and adopted amendments on September 6, 1995 to the Wallace Computer Services, Inc. Employee Severance Pay Plan (the "Employee Plan"), the Wallace Computer Services, Inc. Executive Severance Pay Plan (the "Executive Pay Plan"), the Wallace Computer Services, Inc. Executive Incentive Plan (the "Executive Incentive Plan") and the Wallace Computer Services, Inc. Deferred Compensation/Capital Accumulation Plans for 1990, 1991, 1993, 1994 and 1995 (the "Deferred Compensation Plans") (the Employee Plan, the Executive Pay Plan, the Executive Incentive Plan and the Deferred Compensation Plans are referred to collectively as the "Benefit Plans") to increase the number of incumbent directors that must cease to be directors before a "Material Change" shall occur under the Benefit Plans. The amendments provide that a "Material Change" shall be deemed to have occurred when, among other things, individuals who, as of September 6, 1995, constitute the Wallace Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a member of the Wallace Board subsequent to such date whose election, or nomination for election by the stockholders of Wallace was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to be a member of the Incumbent Board; and provided further, that no individual whose election or initial assumption of office as a director of Wallace occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Wallace Board shall be deemed to be a member of the Incumbent Board. The Wallace Board also approved and adopted an amendment to the Employee Plan to provide that the amount of the severance benefit payable upon certain terminations of employment as provided in the Employee Plan after the occurrence of a Material Change to certain participants, as designated by the Compensation Committee of the Wallace Board from time to time, shall be not less than one year of Annual Compensation (as defined in the Employee Plan). On September 6, 1995, the Compensation Committee designated 37 participants for this purpose. The Wallace Board also approved the reclassification of four employees that were not executive officers of Wallace from Level I Participants to Level II Participants under the Executive Pay Plan.

     On September 6, 1995, the Wallace Board approved and adopted Amendment No. 36 to the Wallace Computer Services, Inc. Profit Sharing and Retirement Plan (the "Profit Sharing Plan") and Amendment No. 6 to the Wallace Computer Services, Inc. Profit Sharing and Retirement Trust Agreement (the "Profit Sharing Trust") (collectively, the "Amendments") which provide, among other things, that (i) each plan participant is allowed to give voting instructions, in the manner proscribed by the trustee, with respect to the number of Shares represented by such plan participant's proportionate interest in the trust under the Profit Sharing Plan and (ii) each plan participant is allowed to instruct the trustee regarding how to respond to a tender offer with respect to the numbers of Shares represented by such plan participant's interest in the trust under the Profit Sharing Plan. On September 6, 1995, the Wallace Board also authorized certain officers of Wallace to appoint on behalf of Wallace an independent institutional trustee to replace the current individual trustees under the Profit Sharing Trust with respect to the Shares held thereunder.

     On September 6, 1995, the Board of Directors of Wallace approved and adopted Amendment No. 1 ("Amendment No. 1") to the Wallace Computer Services, Inc. Long-Term Performance Plan (the "LTP Plan"), which Amendment No. 1 added a provision relating to the treatment of awards in the event of a "Material Change." The definition of "Material Change" as provided in Amendment No. 1 is substantially similar to the definition of Material Change contained in the Employee Plan, the Executive Pay Plan and the Executive Incentive Plan. Amendment No. 1 provides, among other things, that (i) a plan participant's accrued bonus balance under the LTP Plan would not be reduced below the amount of the plan participant's accrued bonus balance as calculated after inclusion of the plan participant's award, if any, for the Plan Year (as defined in the LTP
Plan) immediately preceding the Plan Year during which the Material Change occurs and (ii) an individual who is a plan participant immediately prior to the occurrence of a Material Change (a "Protected Participant") will be entitled to receive payment of such participant's accrued bonus balance if, at any time during the two-year period beginning on the date that the Material Change occurs, the Protected Participant's employment with Wallace terminates, whether voluntarily or involuntarily, for any reason other than for Cause (as defined in Amendment No. 1) or on account of the Protected Participant's death or permanent disability (in which event the Protected Participant or his or her beneficiaries, as the case may be, are entitled to the benefits otherwise provided by the LTP Plan).

     According to Amendment No. 7 to the Schedule 14D-9, the Wallace Board approved and adopted on September 27, 1995, Amendment No. 37 ("Amendment No. 37") to the Wallace Computer Services, Inc. Profit Sharing and Retirement Fund, which Amendment No. 37 modified the definition of "Material Change" to be substantially similar to the definition of Material Change contained in the Employee plan, the Executive Pay Plan, the Executive Incentive Plan and the LTP Plan.

     The Cronin Employment Agreement provides that Mr. Cronin be paid various payments and receive additional benefits upon the occurrence of certain events following a "Material Change" (as defined therein).

     According to publicly available information, the election of the Moore Nominees and approval of the Stockholder Resolutions may constitute a "Material Change" within the meaning of some or all of the plans or agreements described above.

     The information concerning Wallace contained herein has been taken from or is based upon publicly available documents on file with the Commission and other publicly available information and is qualified in its entirety by reference to such documents.

ENGAGEMENT OF FINANCIAL ADVISORS

     Lazard Freres is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to Moore and FRDK in connection with the Offer. Moore has agreed to pay Lazard Freres as compensation for such services (a) $1,000,000, which became payable upon the commencement of the Offer and against which the sum of $250,000 has been credited in respect of amounts previously paid by Moore to Lazard Freres for other services performed by Lazard Freres; and (b) an additional $4,000,000 payable upon the earlier of (i) the acquisition of beneficial ownership of more than 50% of the Shares in the Offer, and (ii) the consummation of the direct or indirect acquisition (by merger or otherwise) of all or a substantial portion of the stock or assets of Wallace, or all or a substantial portion of the stock or assets of a subsidiary or division of Wallace. Moore has also agreed to reimburse Lazard Freres for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Lazard Freres and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws.

     In addition, RBC Dominion Securities ("Dominion") is providing certain financial advisory services to Moore and FRDK in connection with the Offer. Moore has agreed to pay Dominion as compensation for such services (a) a retainer fee of $100,000, (b) $150,000, which became payable upon Moore's announcement of the intention to commence the Offer, and (c) $750,000, payable on consummation of the Offer. Moore has also agreed to reimburse Dominion for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its legal counsel, and to indemnify Dominion and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the Federal securities laws.

                       TERMS AND CONDITIONS OF THE OFFER

     On August 2, 1995, Moore and FRDK commenced the initial Offer for all outstanding Shares at a purchase price of $56 per Share (and associated Right), net to the seller in cash. On October 12, 1995, FRDK increased the price of its initial Offer to $60 in cash per Share. As stated in the Offer to Purchase, the purpose of the Offer is to enable Moore to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the Shares. Moore currently intends, as soon as practicable following consummation of the Offer, to seek to consummate the Proposed Merger. The purpose of the Proposed Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Proposed Merger, each then outstanding Share (other than Shares owned by FRDK, Moore or any of their subsidiaries, Shares held in the treasury of Wallace and Shares owned by stockholders who perfect any available appraisal rights under the Delaware General Corporation Law) will be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer.

     The Offer is conditioned, among other things, upon the following:

     (1) The Minimum Tender Condition. There must be validly tendered and not withdrawn prior to the Expiration Date at least that number of Shares that would represent at least a majority of all outstanding Shares on a fully diluted basis on the date of purchase, without giving effect to any dilution that might arise from exercise of the Rights.

     (2) The Rights Condition. On March 14, 1990, Wallace adopted the Rights Agreement, commonly referred to as a "Poison Pill," pursuant to which the Rights were created. Pursuant to the Rights Condition, the Rights must be redeemed by Wallace's Board of Directors, or Moore and FRDK must be satisfied, in their sole discretion, that the Rights have been invalidated or otherwise are inapplicable to the Offer and the Proposed Merger.

     The Poison Pill provides that, until the close of business on the date that the Rights are distributed (the "Distribution Date"), the Rights will be evidenced by the certificates for the Shares to which the Rights are attached. Until such time (or earlier redemption, or expiration of the Rights), the surrender for transfer of any certificates for Shares will also constitute the surrender for transfer of the Rights associated with the Shares represented by such certificates. The Poison Pill further provides that, as soon as practicable following the Distribution Date, separate certificates representing the Rights will be mailed to holders of record of Shares as of the close of business on the Distribution Date.

     The Poison Pill further provides that, subject to certain exceptions, at any time prior to the close of business on the earlier of (a) the tenth day following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more (or such lower beneficial ownership threshold not less than 10% as may be established through an amendment of the Poison Pill) of the outstanding Shares (an "Acquiring Person"), and (b) March 31, 2000, the Wallace Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right payable in cash; provided, however, that any election to redeem the Rights after the announcement that a person has become an Acquiring Person must be made by a majority of the independent members of the Wallace Board.

     According to Amendment No. 2 to the Schedule 14D-9, by unanimous written consent dated August 28, 1995, the Wallace Board resolved to delay the Distribution Date under the Rights Agreement until the earlier to occur of (i) the close of business on the Flip-In Trigger Date (as defined in the Rights Agreement) or (ii) such other time as a majority of the Wallace Board or any duly authorized committee thereof shall designate.

     (3) The Business Combination Condition. Under the Business Combination Condition, the acquisition of Shares pursuant to the Offer and the Proposed Merger must have been approved pursuant to Section 203 or Moore and FRDK must be satisfied, in their sole discretion, that the provisions of Section 203 are otherwise inapplicable to the acquisition of Shares pursuant to the Offer and the Proposed Merger.

     Subject to certain exceptions, Section 203 provides, in effect, that if either Moore or FRDK acquires beneficial ownership of 15% or more of the outstanding Shares (thereby becoming an "Interested Stockholder"), neither Moore nor FRDK, respectively, could engage in a business combination (defined to include a variety of transactions, including mergers such as the Proposed Merger) with Wallace or any affiliate of Wallace for three years after Moore or FRDK, respectively, became an Interested Stockholder. The three-year prohibition would not apply to the Offer or the Proposed Merger, if, among other things, the Wallace Board adopts a resolution approving the Proposed Merger, provided that such resolution is adopted prior to the date that Moore or FRDK becomes an Interested Stockholder.

     (4) The Article Ninth Condition. Under the Article Ninth Condition, the Proposed Merger must be approved pursuant to Article Ninth, or Moore and FRDK must be satisfied, in their sole discretion, that the provisions of Article Ninth are otherwise inapplicable to the Proposed Merger.

     Article Ninth requires that the holders of at least 80% of the combined voting power of the outstanding stock of Wallace entitled to vote generally in the election of directors (the "Voting Stock") approve mergers and certain other transactions involving an Interested Shareholder unless either (i) the transaction is approved by a majority of the members of the Wallace Board and certain of their successors that are not affiliated with such Interested Shareholder and its affiliates and that were directors prior to the time that the Interested Shareholder became an Interested Shareholder (the "Disinterested Directors"), or (ii) certain specified price criteria and procedural requirements are met.

     For the purposes of Article Ninth, an "Interested Shareholder" is defined as any person (other than Wallace, or any subsidiary, or any profit-sharing, employee stock ownership or other employee benefit plan of Wallace or any subsidiary) who (i) is the beneficial owner of Voting Stock representing more than 20% of the combined voting power of the Voting Stock, or (ii) is an affiliate of Wallace and at any time within the prior two-year period was the beneficial owner of Voting Stock representing more than 20% of the combined voting power of the then outstanding Voting Stock, or (iii) is an assignee of or has succeeded to any shares of Voting Stock in a transaction not involving a public offering which were at any time within the prior two-year period beneficially owned by an Interested Shareholder.

     The 80% affirmative stockholder vote would not be required if either (i) the transaction has been approved by a majority of the Disinterested Directors or (ii) certain specified price criteria and procedural requirements are met.

     THE FOREGOING IS A SUMMARY OF THE POISON PILL, SECTION 203 AND ARTICLE NINTH AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO.

     The Offer is also subject to other terms and conditions which are described in the Offer to Purchase and the related Letter of Transmittal, copies of which are available from the Agent at the address and telephone numbers set forth on the back cover of this Proxy Statement. Moore and FRDK urge you to obtain a copy of the Offer to Purchase, the Letter of Transmittal and the other Offer documents.

     In the Offer to Purchase, Moore and FRDK requested the Wallace Board to satisfy: (i) the Rights Condition by redeeming the Rights or amending the "Poison Pill" to make the Rights inapplicable to the Offer; (ii) the Business Combination Condition by adopting a resolution approving the Offer and the Proposed Merger for the purposes of Section 203; and (iii) the Article Ninth Condition by approving the Proposed Merger pursuant to Article Ninth of the Restated Certificate of Incorporation. To Moore and FRDK's knowledge, the Wallace Board has to date refused to take any such action.

                            SOLICITATION OF PROXIES

     Proxies may be solicited by mail, advertisement, telephone or telecopier or in person. Solicitations may be made by directors, officers and employees of Moore or FRDK, none of whom will receive additional compensation for such solicitations. Moore and FRDK have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all their solicitation materials to the beneficial owners of the Shares they hold of record. Moore and FRDK will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

     FRDK has retained MacKenzie Partners, Inc. (the "Agent") for solicitation and advisory services in connection with the solicitation, for which the Agent is to receive a fee not in excess of $200,000, together with reimbursement for its reasonable out-of-pocket expenses. Moore and FRDK have also agreed to indemnify the Agent against certain liabilities and expenses, including liabilities and expenses under the Federal securities laws. The Agent will solicit proxies for the Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that the Agent will employ approximately 50 persons to solicit stockholders for the Annual Meeting.

     Certain information about directors and officers of Moore, FRDK and its advisors who may also assist in soliciting proxies, is set forth in the attached
Schedule I.

     The entire expense of soliciting proxies for the Annual Meeting is being borne by Moore and FRDK. Moore and FRDK may seek reimbursement for such expenses from Wallace, but do not expect that the question of such reimbursement will be submitted to a vote of stockholders. Costs incidental to this solicitation of proxies include expenditures for printing, postage, legal, accounting, public relations, advertising and related expenses and are expected to be approximately $750,000; costs incurred to the date of this Proxy Statement are approximately $50,000.

     If the Moore Nominees are elected, Moore and FRDK may seek to cause the Moore Nominees to have Moore and FRDK reimbursed by Wallace for all expenses paid or incurred, or for which Moore and FRDK or any of their respective affiliates may otherwise be liable, in connection with this proxy solicitation and the proposed acquisition of Wallace, including, without limitation, the fees paid or to be paid to Lazard Freres or Dominion. See "BACKGROUND OF PROPOSED ACQUISITION AND SOLICITATION."

     If Moore or FRDK should withdraw, or materially change the terms of, this solicitation of proxies prior to the Annual Meeting, Moore and FRDK will supplement this Proxy Statement or otherwise publicly disseminate information regarding such withdrawal or change.

                               OTHER INFORMATION

     Certain information regarding Shares held by Wallace's directors, nominees, management and other 5% stockholders is contained in the Wallace Proxy Statement and is incorporated herein by reference.

     Information concerning the date by which proposals of security holders intended to be presented at the next annual meeting of stockholders of Wallace must be received by Wallace for inclusion in Wallace's Proxy Statement and form of proxy for that meeting is contained in the Wallace Proxy Statement and is incorporated herein by reference.

     Each of Moore and FRDK assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to Wallace public filings.

     PLEASE INDICATE YOUR SUPPORT OF THE MOORE NOMINEES AND THE STOCKHOLDER RESOLUTIONS BY COMPLETING, SIGNING AND DATING THE ENCLOSED GOLD ANNUAL MEETING PROXY CARD AND RETURNING IT PROMPTLY TO MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010 IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

                                          MOORE CORPORATION LIMITED
                                          FRDK, INC.

November 10, 1995

                                   SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF MOORE, FRDK AND THEIR
          ADVISORS THAT MAY PARTICIPATE IN THE SOLICITATION OF PROXIES

     The name, business address, and present principal occupation or employment of each of the directors and executive officers of Moore, FRDK and its advisors that may participate in the solicitation of proxies are set forth below. Unless otherwise indicated, the principal business address of each director or executive officer of Moore and FRDK is, 1 First Canadian Place, Suite 7200, Toronto, Ontario M5X 1G5, Canada.

                   DIRECTORS AND EXECUTIVE OFFICERS OF MOORE

                                                            PRESENT OFFICE OR OTHER
                      NAME                             PRINCIPAL OCCUPATION OR EMPLOYMENT
-------------------------------------------------  ------------------------------------------
Reto Braun.......................................  Chairman of the Board, President, and
                                                   Chief Executive Officer.
Stephen A. Holinski..............................  Senior Vice President and Chief Financial
                                                   Officer.
Joseph M. Duane..................................  Vice President and General Counsel.
Shoba Khetrapal..................................  Vice President and Treasurer.
Hilda Mackow.....................................  Vice President Communications.
Janice McKenzie..................................  Senior Analyst, Corporate Secretarial.
Joan M. Wilson...................................  Vice President and Secretary.

                    DIRECTORS AND EXECUTIVE OFFICERS OF FRDK

                                                            PRESENT OFFICE OR OTHER
                      NAME                             PRINCIPAL OCCUPATION OR EMPLOYMENT
-------------------------------------------------  ------------------------------------------
Joseph M. Duane..................................  Director, Chairman and President.
Stephen A. Holinski..............................  Director, Vice President and Treasurer.
Joan M. Wilson...................................  Director, Vice President and Secretary.

                           ADVISORS OF MOORE AND FRDK

               NAME AND PRINCIPAL                           PRESENT OFFICE OR OTHER
                BUSINESS ADDRESS                       PRINCIPAL OCCUPATION OR EMPLOYMENT
-------------------------------------------------  ------------------------------------------
Representatives Employed by Lazard Freres(1)
Gerald Rosenfeld.................................  Managing Director.
Mark McMaster....................................  Vice President.
Representatives Employed by Dominion(2)
John Budreski....................................  Vice President, Equity Division.

---------------
(1) The principal business address of any employees of Lazard Freres & Co. LLC listed above is: Lazard Freres & Co. LLC, 30 Rockefeller Plaza, New York, New York 10020.

(2) The principal U.S. business address of the employee of RBC Dominion Securities listed above is: RBC Dominion Securities Corporation, 180 Maiden Lane, 20th Floor, New York, New York 10038.

                                   IMPORTANT

     Your proxy is important. No matter how many Shares you own, please give Moore and FRDK your proxy FOR the election of the Moore Nominees and FOR approval of the Stockholders Resolutions by:

     MARKING the enclosed GOLD Annual Meeting proxy card,

     SIGNING the enclosed GOLD Annual Meeting proxy card,

     DATING the enclosed GOLD Annual Meeting proxy card and

     MAILING the enclosed GOLD Annual Meeting proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

     If you have already submitted a proxy to Wallace for the Annual Meeting, you may change your vote to a vote FOR the election of the Moore Nominees or FOR the Stockholder Resolutions by marking, signing, dating and returning the enclosed GOLD proxy card for the Annual Meeting, which must be dated after any proxy you may have submitted to Wallace. Only your latest dated proxy for the Annual Meeting will count at such meeting.

     If you have any questions or require any additional information concerning this Proxy Statement or the proposal by Moore to acquire Wallace, please contact MacKenzie Partners, Inc. at the address and telephone number set forth below. IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE THE GOLD ANNUAL MEETING PROXY CARD.

                                      LOGO

                                156 Fifth Avenue
                            New York, New York 10010
                       Tel: (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885

       GOLD
      PROXY             WALLACE COMPUTER SERVICES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

                           THIS PROXY IS SOLICITED BY
                    MOORE CORPORATION LIMITED AND FRDK, INC.

          The undersigned stockholder of Wallace Computer Services, Inc. ("Wallace") hereby appoints Joseph M. Duane, Stephen A. Holinski, and Joan M. Wilson, and each of them, each with full power of substitution, to vote all shares of Common Stock of Wallace that the undersigned is entitled to vote if personally present at the 1995 Annual Meeting of Stockholders of Wallace Computer Services, Inc. to be held on December 8, 1995, and at any adjournments or postponements thereof. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

      MOORE AND FRDK, INC. RECOMMEND A VOTE FOR PROPOSALS 1, 3, 4 AND 5 AND MAKE NO RECOMMENDATION WITH RESPECT TO PROPOSAL 2.

      (Please mark each proposal with an "X" in the appropriate box)

      1. ELECTION OF DIRECTORS:
      Election of Curtis A. Hessler, Albert W. Isenman, III and Robert P. Rittereiser (collectively, the "Moore Nominees").

        / / FOR all Moore Nominees except for as marked below        / / WITHHOLD AUTHORITY for all Moore Nominees

        (INSTRUCTION: To withhold authority to vote for one or more nominees, mark FOR above and print the name(s) of the person(s)
        with respect to whom you wish to withhold authority in the space provided below.)
        _______________________________________________________________________

      2. Ratification of Appointment of Arthur Andersen LLP as Independent Public Accountants.

         / / FOR                 / / AGAINST                  / / ABSTAIN


      3. To remove all members of the Board of Directors of Wallace other than the Moore Nominees, if then directors.

         / / FOR                 / / AGAINST                  / / ABSTAIN


      4. Amendment to bylaws of Wallace to fix the number of directors at five.

         / / FOR                 / / AGAINST                  / / ABSTAIN


      5. Amendment to bylaws of Wallace repealing each provision of the bylaws or amendment thereto adopted without approval of the Wallace stockholders subsequent to February 15, 1995 and prior to the approval of this Proposal.

         / / FOR                 / / AGAINST                  / / ABSTAIN


                                      Please sign and date on reverse side

      6. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED (IF NO ENVELOPE IS ENCLOSED, PLEASE MAIL TO MACKENZIE PARTNERS, INC., 156 FIFTH AVENUE, NEW YORK, NEW YORK 10010).

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER MARKED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO MARKING IS MADE, THIS PROXY WILL BE DEEMED TO BE A DIRECTION TO VOTE FOR PROPOSALS 1, 3, 4 AND 5 AND TO ABSTAIN FROM VOTING ON PROPOSAL 2.

                                             _____________________________
                                             (Signature)

                                             _____________________________
                                             (Signature, if held jointly)

                                             _____________________________
                                             (Title)

                                             Dated:_______________________


                                             When shares are held by joint
                                             tenants, both should sign.
                                             When signing as
                                             attorney-in-fact, executor,
                                             administrator, trustee,
                                             guardian, corporate officer
                                             or partner, please give full
                                             title as such. If a
                                             corporation, please sign in
                                             corporate name by President
                                             or other authorized officer.
                                             If a partnership, please sign
                                             in partnership name by
                                             authorized person.

                      PLEASE SIGN, DATE AND MAIL PROMPTLY.